As filed with the Securities and Exchange Commission on May 11, 2004

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(412) 762-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PFPC Inc. Retirement Savings Plan

(Full title of the plan)

William S. Demchak

Vice Chairman and Chief Financial Officer

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(412) 762-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee

Common Stock, $5.00 Par Value (4)	1,000,000	$52.49	$52,490,000	$6,650.48

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional securities that may become issuable pursuant to stock splits, stock dividends or similar transactions, without the need for any post-effective amendment.
(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h). Calculated on the basis of the average of the high and low sale prices of the Registrant’s Common Stock as reported on May 10, 2004 on the New York Stock Exchange, which date is within 5 business days prior to the date of the filing of this Registration Statement.
(4)	Each share of Common Stock includes a Preferred Share Purchase Right pursuant to the Registrant’s Rights Agreement.

EXPLANATORY STATEMENT

The purpose of this Registration Statement on Form S-8 is to register 1,000,000 shares of Common Stock for issuance pursuant to the PFPC Inc. Retirement Savings Plan (the “Plan”) and an indeterminate amount of interests to be offered or sold pursuant to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, each as filed by The PNC Financial Services Group, Inc. (the “Corporation” or “PNC”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934 as amended (the “Exchange Act”), are incorporated herein by reference:

•	PNC’s Annual Report on Form 10-K for the year ended December 31, 2003;

•	PNC’s Quarterly Report on Form l0-Q for the quarter ended March 31, 2004; and

•	The description of PNC Common Stock contained in the Form 8-A that was filed by the Corporation in September 1987 and the Form 8-A filed on May 23, 2000.

The Corporation also incorporates by reference any additional documents, other than information in such documents that the SEC allows us to furnish rather than file and any other information that the SEC allows us not to incorporate by reference, subsequently filed by the Corporation with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and each such document shall be a part of this Registration Statement from the respective date of filing of each such document. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as Proxy Statements. Information in any documents that the Corporation subsequently files with the SEC will automatically update and replace the information previously filed with the information incorporated by reference into this Registration Statement. Any statement or information so modified or replaced shall not be deemed, except as so modified or replaced, to be part of this Registration Statement.

The Plan also incorporates by reference all documents subsequently filed by the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including the Plan’s Annual Reports on Form 11-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and each such document shall be a part of this Registration Statement from the respective date of filing of each such document. Information in any documents that the Plan subsequently files with the SEC will automatically update and replace the information previously filed with the information incorporated by reference into this Registration Statement. Any statement or information so modified or replaced shall not be deemed, except as so modified or replaced, to be part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) (“PA BCL”), PNC has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Pursuant to Section 1745 of the PA BCL, PNC has the power to pay expenses (including attorneys’ fees) incurred by a director or officer in a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 of the PA BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

PNC’s By-Laws generally provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification and for mandatory advancement of expenses upon receipt of the required undertaking. PNC’s By-Laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

PNC has purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by the Corporation’s directors and officers in connection with the performance of their duties.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference. Incorporated document references to filings by the Registrant are to SEC File No. 001-09718.

Exhibit 4.1	Articles of Incorporation of the Registrant, as amended and restated as of April 24, 2001, are incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

Exhibit 4.2	By-Laws of the Registrant, as amended and restated, are incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended.

Exhibit 4.3	Rights Agreement between the Registrant and The Chase Manhattan Bank dated May 15, 2000, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C, is incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 8-A filed May 23, 2000.

Exhibit 4.4	First Amendment to Rights Agreement between the Registrant, The Chase Manhattan Bank, and Computershare Investor Services, LLC dated January 1, 2003 is incorporated by reference to Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended.

Exhibit 23.1	Consent of Deloitte & Touche LLP, independent auditors for the Registrant, is filed herewith.

Exhibit 23.2	Consent of Ernst & Young LLP, former independent auditors for the Registrant, is filed herewith.

Exhibit 24	Power of Attorney is filed herewith.

The undersigned Registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and to make all changes required by the IRS in order to qualify the Plan.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 11, 2004.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

* James E. Rohr	Chairman and Chief Executive Officer (Principal Executive Officer) and Director	May 11, 2004

* William S. Demchak	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	May 11, 2004

/s/ Samuel R. Patterson Samuel R. Patterson	Controller (Principal Accounting Officer)	May 11, 2004

* Paul W. Chellgren	Director	May 11, 2004

* Robert N. Clay	Director	May 11, 2004

* J. Gary Cooper	Director	May 11, 2004

* George A. Davidson, Jr.	Director	May 11, 2004

* Richard B. Kelson	Director	May 11, 2004

* Bruce C. Lindsay	Director	May 11, 2004

* Anthony A. Massaro	Director	May 11, 2004

* Thomas H. O’Brien	Director	May 11, 2004

* Jane G. Pepper	Director	May 11, 2004

* Lorene K. Steffes	Director	May 11, 2004

* Dennis F. Strigl	Director	May 11, 2004

* Stephen G. Thieke	Director	May 11, 2004

* Thomas J. Usher	Director	May 11, 2004

* Milton A. Washington	Director	May 11, 2004

* Helge H. Wehmeier	Director	May 11, 2004

*By:	/s/ Karen M. Barrett
Karen M. Barrett, Attorney-in-Fact, pursuant to Power of Attorney filed herewith

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefits plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this May 11, 2004.

PFPC INC. RETIREMENT SAVINGS PLAN

By:	/s/ James S. Gehlke
James S. Gehlke,
Plan Manager/Administrator

INDEX TO EXHIBITS

Exhibit 4.1	Articles of Incorporation of the Registrant, as amended and restated as of April 24, 2001, are incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

Exhibit 4.2	By-Laws of the Registrant, as amended and restated, are incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended.

Exhibit 4.3	Rights Agreement between the Registrant and The Chase Manhattan Bank dated May 15, 2000, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C, is incorporated by reference to Exhibit 1 to the Registrant’s Report on Form 8-A filed May 23, 2000.

Exhibit 4.4	First Amendment to Rights Agreement between the Registrant, The Chase Manhattan Bank, and Computershare Investor Services, LLC dated January 1, 2003 is incorporated by reference to Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended.

Exhibit 23.1	Consent of Deloitte & Touche LLP, independent auditors for the Registrant, is filed herewith.

Exhibit 23.2	Consent of Ernst & Young LLP, former independent auditors for the Registrant, is filed herewith.

Exhibit 24	Power of Attorney is filed herewith.